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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

              CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS

                                       OF

                   SERIES B 3% CONVERTIBLE PREFERRED STOCK OF

                                       OF

                             JMAR TECHNOLOGIES, INC.

                    Pursuant to Section 242 of Title 8 of the
                     General Corporation Law of the State of
                                    Delaware

         The undersigned, Ronald A. Walrod, Chief Executive Officer, and Joseph
G. Martinez, Secretary, of JMAR Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") in accordance with the provisions of Section 242 thereof, DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation, by unanimous written consent, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware on April 28, 2003 and duly approved by the holders of Series A Preferred Stock of the Corporation, by consent, pursuant to Section 228 of the General Corporation Law of the State of Delaware on April 28, 2003:

                  BE IT RESOLVED, that the Board of Directors of the Corporation deems it advisable to amend Section 5(i) of the Corporation's Certificate of Designations dated March 14, 2003 designating the Series B 3% Convertible Preferred Stock (the "Series B Certificate of Designation") by deleting in its entirety Section 5(i) and substituting therefor the following provision so that, as amended, said Section shall be read in its entirety as follows:

                  "(i)     Overall Limit on Common Stock Issuable. The number of
                  shares of Common Stock issuable by the Corporation and acquirable by the Holder under all securities issued by the Company to the Holder, shall not exceed 4,769,535 shares, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock (the "MAXIMUM COMMON STOCK ISSUANCE"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Corporation's shareholders. If at any point in

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                  time and from time to time the number of shares of Common
                  Stock issued pursuant to conversion of the Preferred Stock, together with the number of shares of Common Stock that would then be issuable by the Corporation in the event of the conversion or exercise of all other securities issued by the Company of the entire Stated Value of the Preferred Stock, would exceed the Maximum Common Stock Issuance but for this Section, then upon written notice provided by the Holder, which such notice shall not be provided until the Holder has been issued in the aggregate not less than 3,500,000 shares of Common Stock, the Corporation shall promptly call a shareholders meeting to obtain shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance."

                  All other provisions of the Series B Certificate to Set Forth Designations shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate to set forth Designations to be signed by its duly authorized officers as of April 28, 2003.

                                            JMAR TECHNOLOGIES, INC.

                                            By: /s/ RONALD A. WALROD
                                            ------------------------------------
                                            Ronald A. Walrod
                                            Chief Executive Officer

ATTEST:

By: /s/ JOSEPH G. MARTINEZ
-----------------------------------
Joseph G. Martinez
Secretary